EXHIBIT 23.02
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of the Talbots, Inc. of: (i) our report dated February 22, 2010, with respect to the audit of the balance sheet of BPW Acquisition Corp. as of December 31, 2009 and 2008, and the related statements of operations, stockholders’ equity, and cash flows for the years ended December 31, 2009 and 2008 and the periods from October 12, 2007 (inception) to December 31, 2007 and October 12, 2007 (inception) to December 31, 2009, which report is included with the Current Report on Form 8-K filed by BPW Acquisition Corp. on February 26, 2010; and (ii) to the reference to our firm under the heading “Experts” in the prospectus.
/s/ Rothstein, Kass & Company, P.C.
Roseland, New Jersey
February 26, 2010